Exhibit 99.1

CareTrust REIT Announces Director Appointment

SAN CLEMENTE, Calif., March 01, 2017 (GLOBE NEWSWIRE) – CareTrust REIT, Inc. (NASDAQ:CTRE) announced today that Spencer G. Plumb has been appointed as an independent Class III director to CareTrust REIT’s Board of Directors, effective February 28, 2017. Mr. Plumb’s appointment fills the vacancy that resulted from Mr. Gary B. Sabin’s previously disclosed resignation from the Board of Directors, effective August 1, 2016. Mr. Sabin had resigned to accept a full-time service assignment in Europe with his church.

Mr. Plumb is the President and Chief Executive Officer of Sabin Holdings, a global real estate platform. Prior to Sabin Holdings, Mr. Plumb co-founded and served as the Chief Operating Officer of Excel Trust (formerly NYSE:EXL; now owned by Blackstone Real Estate), a retail-focused real estate investment trust.

“We are pleased to welcome Mr. Plumb to our Board of Directors, and anticipate that his long experience in real estate and REIT executive leadership will further strengthen our board and the organization,” said Greg Stapley, CareTrust REIT’s Chairman and Chief Executive Officer. “We look forward to having his insight and influence on our board, as we continue striving to create shareholder value,” he added.

“I am enthusiastic about joining the CareTrust REIT Board of Directors,” said Mr. Plumb. “CareTrust REIT has a quality portfolio serving an industry that is well-positioned to benefit from U.S. demographic trends. I look forward to working with and contributing to the board.”

Mr. Plumb earned his B.A. in economics from Brigham Young University.

About CareTrust REITTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 153 net-leased healthcare properties and three operated seniors housing properties in 20 states, CareTrust REIT is pursuing opportunities across the nation to acquire properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact Information

CareTrust REIT, Inc.

(949) 542-3130

ir@caretrustreit.com